Exhibit 10.66

MUTUAL OPERATING AGREEMENT

BETWEEN

VIRGINIA ELECTRIC AND POWER COMPANY

AND

OLD DOMINION ELECTRIC COOPERATIVE

MUTUAL OPERATING AGREEMENT

BETWEEN

VIRGINIA ELECTRIC AND POWER COMPANY

AND

OLD DOMINION ELECTRIC COOPERATIVE

This Mutual Operating Agreement (“Agreement”) is entered into as of the 18th day of May, 2005, by Virginia Electric and Power Company doing business as Dominion Virginia Power in the Commonwealth of Virginia and as Dominion North Carolina Power in the State of North Carolina (hereinafter called “Dominion”), having its principal office located at 701 East Cary Street, Richmond, Virginia 23219, and Old Dominion Electric Cooperative (hereinafter called “Customer”), having its principal office located at 4201 Dominion Boulevard, Richmond, Virginia 23060. Dominion and Customer are individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Dominion is a Transmission Owner of PJM Interconnection, LLC, under PJM-South Transmission Owners Agreement; and

WHEREAS Customer is a membership electric cooperative and is comprised of twelve, of which the nine entities listed in Appendix D are connected to Dominion’s Facilities. As used throughout this Agreement, “Customer” includes the entities listed in Appendix D; and]

WHEREAS, Customer owns and operates facilities used for the delivery of retail electricity to end-users; and

WHEREAS, the Parties wish to enter into this Agreement for the purpose of providing for the benefits of mutually coordinated operations of the Customer’s and Dominion’s Facilities and for the purpose of providing for service reliability in a manner that is consistent with Good Utility Practice and PJM Requirements.

NOW, THEREFORE, in order to carry out the purposes of this Agreement, and in consideration of their respective commitments set forth herein, and intending to be legally bound hereby, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings assigned herein or in the Appendices hereto for all purposes of this Agreement. Should a definition given below differ from a definition of the same or similar term as given in the PJM OATT, the definition given below shall apply to the interpretation of this Agreement. As used in this Agreement:

1.1	Affiliate – shall mean with respect to a corporation, partnership or other entity, each such other corporation, partnership or other entity that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership or other entity.

1.2	Applicable Laws and Regulations – shall mean all duly promulgated applicable federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders, permits and other duly authorized actions of any Governmental Authority having jurisdiction over the relevant Parties, their respective facilities, and/or the respective services they provide.

1.3	Commercial Operation Date – shall mean the day upon which the Delivery Point Facilities are energized and placed into normal daily operation.

1.4	Customer’s Facilities – shall mean all facilities of any kind owned and operated by Customer directly for or in support of Electricity Delivery.

1.5	Delivery Facilities – shall mean all or any portion of Customer’s Facilities and Dominion’s Facilities.

1.6	Delivery Point – shall mean the specific point of electrical connection between Dominion’s Facilities and Customer’s Facilities.

1.7	Delivery Point Facilities – shall mean the facilities owned by Dominion and the facilities owned by Customer, that are constructed or improved to establish the Delivery Point or support modified requirements relating to the Delivery Point.

1.8	Delivery Point Catalog – shall mean the catalog maintained by the Administrative Committee cataloging each Delivery Point and certain related information.

1.9	Dominion’s Facilities – shall mean all facilities of any kind owned by Dominion directly for or in support of Electricity Delivery.

1.10	Due Diligence – shall mean the exercise of good faith efforts to perform a required act on a timely basis using the necessary technical and manpower resources.

1.11	Electricity Delivery – shall mean the transmission or distribution of electric power across Delivery Facilities.

1.12	Emergency – shall mean a condition or situation that in the judgment of either Party is imminently likely (as determined in a non-discriminatory manner) (i) to endanger life or property; or (ii) to cause a material adverse effect on the security of, or damage to, Delivery Facilities, or the transmission systems or distribution systems to which Dominion or the Customer is directly or indirectly connected. Any condition or situation that results from lack of sufficient generating capacity to meet load requirements or that results solely from economic conditions shall not constitute an Emergency condition, unless one or more of the enumerated conditions or situations identified in this definition also exists.

1.13	FERC – shall mean the Federal Energy Regulatory Commission or any successor federal agency, commission or department exercising jurisdiction over this Agreement.

1.14	Good Utility Practice – shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

1.15	Governmental Authority – shall mean any federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority, having responsibility over the Parties, their respective facilities, or the respective services they provide, and exercising or entitled to exercise any administrative, executive, police, or taxing authority or power; provided, however, that such term does not include Dominion, Customer, or any Affiliate thereof.

1.16	Interest Rate – shall mean the rate of interest calculated in accordance with the methodology specified for interest on refunds in the FERC’s regulations at 18 C.F.R. § 35.19a(a)(2)(iii) or successor thereto.

1.17	Isolation Device – shall mean a device that can be manually opened to isolate one portion of the Delivery Facilities from another and provides a visual point of disconnection.

1.18	Planning Zone – shall mean a set of electrical busses in an electrically contiguous portion of Dominion’ Facilities as modeled for planning purposes by Dominion.

1.19	Project – shall mean all work, equipment, materials, and services undertaken, whether physical or intellectual, related to the installation, modification, or removal of Dominion’s Facilities.

1.20	Protection Device – shall mean a device to isolate, without manual intervention, one portion of Delivery Facilities from another when an overload condition or other condition is present that may have damaging effects on the Delivery Facilities or to parties interconnected to the Delivery Facilities. An Isolation Device may be integral with a Protection Device.

1.21	PJM – shall mean PJM Interconnection, L.L.C., or any successor Regional Transmission Organization (RTO).

1.22	PJM OATT – shall mean the PJM Open Access Transmission Tariff.

1.23	PJM Requirement – shall mean any rule, charge, procedure, or other requirement of PJM, including the PJM OATT, applicable to FERC-jurisdictional transmission service provided over Dominion’s Facilities.

1.24	Reliability Council – shall mean the North American Electric Reliability Council or any successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid, including any regional or other subordinate council of which Dominion is a member.

1.25	Service Area – shall mean the geographical area in which Dominion provides, or is authorized to provide, Electricity Delivery.

ARTICLE 2

SCOPE OF AGREEMENT

2.1	Purpose – This Agreement sets forth the terms and conditions under which Dominion and Customer shall interconnect and operate their respective Delivery Facilities.

2.2	Facilities at Delivery Points – Dominion and Customer, during the term of this Agreement, shall operate and maintain their respective Delivery Facilities at and in the area surrounding the Delivery Point as described in the Delivery Point Catalog. Any change in the Delivery Points or the Delivery Facilities owned by either Party at the Delivery Points shall be reflected in a modification to the Delivery Point Catalog. Delivery Points and related Delivery Facilities may be added, modified, or removed pursuant to this Agreement.

2.3	Operational Standard – The Parties shall discharge any and all obligations under this Agreement with Due Diligence and in accordance with Good Utility Practice.

2.4	Customer Responsibility – Customer shall be responsible for obtaining, under separate agreements, additional services as needed, including, without limitation: transmission service including distribution service, energy, capacity, and ancillary services.

2.5	Losses – Nothing in this Agreement shall be construed as requiring Dominion to be responsible for any electrical losses associated with the delivery of electricity to a Delivery Point.

2.6	Interruption of Delivery – Nothing in this Agreement shall be construed as guaranteeing uninterrupted or undisturbed delivery of electricity to a Delivery Point.

ARTICLE 3

TERM, TERMINATION, MODIFICATION AND REGULATORY APPROVAL

3.1	Effective Date – This Agreement shall become effective May 1, 2005, or such other date as may be designated by the FERC.

3.2	Filing of Agreement for Regulatory Approval – Promptly upon execution of this Agreement by the Parties, Dominion shall file the Agreement with FERC under Section 205 of the Federal Power Act and shall request an effective date which shall be the Effective Date of acceptance of this Agreement by the FERC, subject to waiver of any applicable notice and filing requirements. In the event that the FERC, or a court of competent jurisdiction, determines that the FERC does not have jurisdiction over this Agreement, then the Effective Date shall be the date first set forth above.

3.3	Term – This Agreement shall remain in full force and effect until any one of the following occurs: (i) Customer by 12 months’ advance written notice to Dominion terminates the Agreement, (ii) the Agreement is terminated pursuant to Article 21, or (iii) the Agreement is terminated by action of a Governmental Authority.

3.4	Effect of Termination – The provisions of this Agreement relating to billing, payments and liabilities in connection with the actions of the Parties during the term of this Agreement shall survive termination of this Agreement until they are fully discharged.

3.5	Renegotiable Events – If one of the following conditions occurs, the Parties shall negotiate in good faith to amend this Agreement or to take other appropriate action so as to protect each Party’s interest in this Agreement. If the Parties are unable to reach agreement, either Party shall have the right to unilaterally file with the FERC, pursuant to Section 205 or Section 206 of the Federal Power Act as appropriate, proposed amendments to this Agreement that the Party deems reasonably necessary to protect its interests.

3.5.1	Any change to Applicable Laws and Regulations having a material impact upon the effectiveness or enforceability of any provision of this Agreement.

3.5.2	This Agreement is not approved or accepted for filing by the FERC without modification or condition.

3.5.3	PJM or the Reliability Council prevents, in whole or in part, either Party from performing any provisions of this Agreement in accordance with its terms.

3.5.4	PJM Requirements are modified in a manner that materially affects either Party’s ability to perform its obligations under this Agreement.

3.6	Amendments to the Agreement

3.6.1	Amendments – In the event that the Parties agree to amend this Agreement, Dominion shall, if required, file any such amendment or modification with the FERC.

3.6.2	Section 205 and 206 Rights – This Agreement shall not preclude either Party from exercising its rights under Sections 205 and 206 of the Federal Power Act to file for a change in any rate, term, condition or service provided under this Agreement.

ARTICLE 4

RELATIONSHIP TO PJM

4.1	PJM Compliance – Each Party shall comply with the PJM Requirements. In the event of a conflict between the PJM Requirements and those of this Agreement, the PJM Requirement shall govern.

4.2	Provision of Timely and Accurate Data – Each Party shall provide billing data as required by PJM. If the responsible Party has not provided such billing data by PJM’s initial accounting deadline, the responsible Party shall provide such billing data to PJM as soon as reasonably possible thereafter, and no later than the accounting deadline applicable to PJM’s final settlement of the billing period.

4.3	Billing Data – In the event Dominion cannot obtain, on a timely basis, Customer billing data via remote meter interrogation or directly from PJM, Customer shall provide to Dominion, if requested, a copy of such billing data in a format that is the same or substantially the same that Customer provided to PJM and at the time it is provided to PJM.

ARTICLE 5

PLANNING

5.1	Planning Coordination – The Parties agree to coordinate planning for joint operations and construction of Delivery Facilities in accordance with Good Utility Practice. Each Party shall keep the other informed of its future needs and plans, and any changes necessitated by altered needs and plans may be jointly studied to develop the plan of, additions to, or alterations of existing Delivery Facilities that will produce the greatest joint benefits to Dominion and the Customer.

5.2	Supply of Information – Dominion shall continue to plan and be responsible for Dominion Facilities not under the operational control of PJM. Customer shall furnish annually, prior to September 1, a forecast of its total projected load, including summer and winter peaks, and its transmission and Delivery Point plans, as such plans may affect Customer, for at least the succeeding ten-year period. Such forecast provided by Customer shall also include projected load for each of Customer’s Delivery Points served by Dominion on a non-coincident basis among all of Customer’s Delivery Points and such other data as mutually agreed. The Parties shall jointly explore the effect of Customer’s plans, including future Delivery Points, on Dominion’s Facilities. If either Party makes a revision to its forecast during the year, notification of such revision shall be given in writing to the other Party in a timely fashion.

5.3	Additional Information – To the extent not otherwise specified, the Parties shall provide each other with whatever information is reasonably necessary for the Parties to meet their planning obligations with PJM.

5.4	Notification of Changes – Each Party shall notify the other in advance, of any changes to be made to its respective Delivery Facilities, which will affect the proper coordination of protective devices on Customer’s Facilities and Dominion’s Facilities.

ARTICLE 6

DELIVERY POINT FACILITIES

6.1	Ownership, Operation, and Maintenance – Customer shall own, operate and maintain all Delivery Facilities, except Delivery Point metering equipment, on Customer’s side of the Delivery Points, unless otherwise mutually agreed. Dominion shall own, operate and maintain all Delivery Facilities on Dominion’s side of the Delivery Points, unless otherwise mutually agreed.

6.2	Modifications of Existing Delivery Points – Where modifications are requested by either Party for an existing Delivery Point, the requested modifications will be reviewed, the costs of the changes allocated between the Parties and, if necessary, a new Delivery Point established. If the change is mutually agreed upon or if the change is reasonably required in accordance with Good Utility Practice, each Party shall be responsible for its own costs. Otherwise, the Party requesting the change shall be fully responsible for the change and shall pay all costs incurred as a result of such change. When Customer so requests, Dominion shall provide a preliminary, non-binding estimate of the cost to modify Dominion’s Facilities.

6.3	Future Delivery Points – Customer shall determine its needs for future Delivery Points and shall give Dominion advance notice pursuant to Section 6.6. Dominion and the Customer shall review the Customer’s plans for reasonableness and consistency with Good Utility Practice.

6.3.1	It is the intent of the Parties that the number, capacity, and location of future Delivery Points will result from a joint planning process using Good Utility Practice.

6.3.2	Future Delivery Points shall be established at the point where adequate Dominion Facilities exist, or for other purposes of Dominion are planned to exist, at the requested time of the connection.

6.3.3	Future Delivery Points will be established at 230 KV or 115 KV, except in those cases where Dominion and the Customer, consistent with Good Utility Practice, determines that service at a lower voltage level is appropriate. Dominion shall not unreasonably withhold service at such lower voltage levels.

6.3.4	Each Party shall pay the costs of those Delivery Facilities on its side of the future Delivery Point except as provided in Article 13. Dominion shall have the right to designate certain Delivery Facilities in its own Service Area that it may construct at its own cost, which would otherwise be constructed by Customer.

6.3.5	The Customer may construct a future Delivery Point even though under Good Utility Practice the need for such Delivery Point could be satisfied through the modification and/or upgrading of existing Customer Facilities, provided that such future Delivery Point will not cause safety or reliability problems on Dominion Facilities, and the Customer shall bear the incremental cost to Dominion, pursuant to Appendix B, of the required Dominion Facilities.

6.4	Requests and Notifications – In the following events, Customer shall submit a request or notification to Dominion pursuant to Appendix A:

6.4.1	Customer desires the installation, modification, or removal of Dominion’s Delivery Point Facilities, or modification to the capacity or characteristics of Dominion’s Delivery Point Facilities.

6.4.2	Customer desires to discontinue Electric Delivery to one or more Delivery Points.

6.4.3	Customer plans changes to Customer’s Facilities that are reasonably anticipated to (i) lead to a modification to Dominion’s Facilities or (ii) impact the operation of Dominion’s Facilities.

6.5	Dominion’s Review of Request – In accordance with the provisions of Appendix A, Dominion shall review Customer’s request and provide a response including, as appropriate, any estimate for the cost of work to be performed.

6.6	Timing of Requests and Notifications – Customer shall use Due Diligence to submit requests and notifications pursuant to Appendix A as far in advance as possible of the Customer’s desired Commercial Operation Date. Dominion shall use Due Diligence to meet Customer’s desired Commercial Operation Date. If Dominion determines Customer’s Commercial Operation Date cannot be met within Dominion’s ordinary course of business, following Good Utility Practices, Dominion shall notify Customer in writing of any increased costs, including without limitation engineering, design, estimating, materials, or construction, which increased cost shall be Customer’s responsibility. Dominion shall incur such costs only upon prior written authorization of Customer.

6.7	Delivery Point Construction – Customer’s Delivery Point Facilities shall be constructed such that they are suitable for connection to Dominion’s Facilities. Customer shall be responsible for the cost of Dominion connecting Customer’s Facilities to Dominion’s Facilities at the Delivery Point.

6.8	Land Rights – Dominion shall not be required to construct Delivery Facilities where adequate permits, easements, rights-of-way, or land cannot be reasonably obtained; however Customer may, at Customer’s cost, obtain or assist Dominion in obtaining such permits, easements, rights-of-way, or land.

6.9	Removals – Customer shall pay any cost incurred by Dominion to fulfill Customer’s request to remove or abandon Delivery Point Facilities. Such cost shall be reduced by the actual material salvage value and scrap value, but the net cost shall not be less than zero.

Customer shall also pay the depreciated original cost of the Delivery Facilities removed to the extent Customer has not previously paid the original cost of such facilities. The depreciated original cost shall be determined as the original cost of such facilities (or, if unavailable, a reasonable estimate thereof), depreciated for the period such facilities have been in service, including tax consequences. Such depreciation shall be calculated using Dominion’s depreciation procedures in effect at the time, and such depreciation procedures shall be consistent with accepted industry practices.

6.10	Temporary Dominion Facilities – Temporary Dominion Facilities are those Dominion Facilities planned to be in use less than five years, or those included in a plan mutually agreed to by the Parties that provides for their removal upon a predetermined future date or event. When temporary Dominion Facilities are provided upon Customer request, Customer shall pay prior to installation, the estimated installed cost of the temporary Dominion Facilities. Prior to the removal of temporary Dominion Facilities, Customer shall pay the estimated cost of removal, less the estimated value of salvaged and scrapped material, but the net charge shall not be less than zero. Customer’s final cost in both cases shall be based on Dominion’s actual cost, and Dominion shall bill or refund Customer accordingly.

6.11	Authorization – Dominion shall not proceed with performing any work or make any acquisitions relative to a Customer’s request, without receiving written authorization from Customer to proceed and Customer’s prior written agreement to pay for such work.

6.12	Cancellation – If, for any reason, Customer cancels the installation, modification, or removal of Dominion Facilities initiated pursuant to Appendix A, Dominion may, in accordance with Article 14, bill for costs incurred by Dominion relative to the implementation of such request.

ARTICLE 7

CUSTOMER’S PROTECTION AND ISOLATION DEVICES

7.1	Customer’s Isolation Device – For each Delivery Point, Customer shall install, own, and maintain an Isolation Device on Customer’s side of the Delivery Point that at a minimum provides a visual point of disconnection between the Parties. Except as may be mutually agreed by the Parties, the Isolation Device shall be configured, placed, and maintained in a manner that allows Dominion, without escort, to readily view the device and determine whether it is open or closed.

7.2	Customer’s Protection Device – For each Delivery Point, Customer shall, install, own, and maintain Protection Devices on Customer’s side of the Delivery Point and up-line from all load on Customer’s Facilities. Such devices shall protect Dominion’s Facilities and Customer’s Facilities from any deleterious effects of being connected to each other, and shall properly coordinate with Dominion’s Protection Devices. A Protection Device meeting all requirements of Section 7.1 may also serve as the Isolation Device. Protection Devices shall be compatible with Reliability Council standards and PJM Requirements.

ARTICLE 8

NORMAL OPERATIONS

8.1	Effect on the Other Party – Each Party shall refrain from any acts or uses of its Delivery Facilities that may have a significant adverse effect upon the reliability or characteristics of the other Party’s Delivery Facilities.

8.2	Interruption – Dominion may interrupt Electricity Delivery to modify, maintain, or repair Dominion’s Facilities, and for such other purposes consistent with Good Utility Practice. Dominion shall provide Customer with as much notice as is reasonably possible of any planned interruptions of service.

8.3	Outage Planning – The Parties shall cooperate in the advance planning of outages and switching operations reasonably anticipated to materially affect one another, including, without limitation, the loading or distribution of loads on the other Party’s Delivery Facilities. Each Party shall use Due Diligence to schedule such outages and switching operations at a time mutually acceptable to both Parties. Outage planning shall follow all applicable PJM Requirements. The impact of congestion will be considered as it affects each Party’s load in the scheduling of outages.

8.4	Routine Work Schedules – When practicable, switching operations and outages shall be performed consistent with both Parties’ routine work schedules. If a Party requests switching operations or outages (the “requesting Party”) at times that cause the Party accommodating the request (the “accommodating Party”) to incur costs due to the scheduling of additional personnel or extending the workday of personnel, and if the accommodating Party otherwise agrees to the timing of the work, the requesting Party shall pay such additional costs incurred by the accommodating Party.

8.5	Reactive Load – Customer shall control the amount of reactive load imposed on Dominion’s Facilities.

8.5.1	Customer shall control reactive load at Delivery Points within the same ranges as Dominion controls reactive load for Dominion’s own retail load. As of the effective date of this Agreement, such ranges are as specified below.

8.5.1.1	For all of Customer’s Delivery Points within a single Planning Zone where the Delivery Point is at 69 kV or greater, Customer shall maintain an aggregate power factor within such Planning Zone of not less than 97.3 percent (lagging).

8.5.1.2	For all of Customer’s Delivery Points within a single Planning Zone where the Delivery Point is at less than 69 kV, Customer shall maintain an aggregate power factor within such Planning Zone at not less than 99.0 percent (lagging).

8.5.1.3	The calculation of the Customer’s monthly power factor, and any applicable reactive power charges, shall be in accordance with the Service Agreement for Network Integration Transmission Service under which the Customer purchases Network Integration Transmission Service in the Dominion Zone, as such may change from time to time. The Dominion Zone shall be as defined in the PJM OATT.

8.5.2	Through the Administrative Committee, the Parties shall work to develop a plan to bring the Customer’s Delivery Points within each Planning Zone into compliance with the power factor requirements of Section 8.5.1.

8.5.3	The Planning Zone of each Delivery Point shall be listed in the Delivery Point Catalog. The Planning Zones as used in determining compliance to this Section 8.5 may be revised by Dominion upon one year’s advance notice.

8.6	Abnormal Conditions Impairing Other Party – Any abnormal condition on one Party’s Delivery Facilities which impairs the other Party’s ability to operate its Delivery Facilities or provide service to its customers shall be corrected by the Party owning the Delivery Facilities upon which the abnormal condition exists (the “Abnormal Condition Party”). Following receipt of notice, the Abnormal Condition Party shall take whatever reasonable action is necessary to protect the other Party’s Delivery Facilities from damage. If the Abnormal Condition Party fails to make the correction within a reasonable time, the other Party shall have the right, but not the obligation, to install facilities or perform such other work as may be appropriate to mitigate the impact. The Abnormal Condition Party shall bear the cost responsibility for such mitigation.

8.7	Customer Not to Interconnect Dominion Facilities – Customer shall not, without advance permission from Dominion, configure or operate Customer’s Facilities in such a manner as to create an electrical interconnection between one Delivery Point and another. In seeking permission for such interconnection, Customer shall provide Dominion with as much time to evaluate the request as Customer is reasonably able to provide.

8.8	Alternate Delivery Sources – Alternate paths of delivering electricity to Customer are subject to the following operational limitations.

8.8.1	Customer shall not take delivery of electricity at Delivery Point Facilities designated as an alternate path except during times when delivery via the normal path is unavailable. Dominion may at its sole discretion grant exceptions to this in writing.

8.8.2	In utilizing alternate paths of delivering electricity, Customer shall not energize Dominion Facilities that are de-energized and Customer shall isolate faults on Customer’s Facilities before connecting to the alternate source of delivery.

8.9	Generation – Customer shall be responsible for assuring that any generation connection to Customer’s Facilities complies with all applicable generator interconnection requirements.

ARTICLE 9

EMERGENCY OPERATIONS

9.1	Immediate Action and Notice – Upon becoming aware of an Emergency, each Party shall immediately take action that, in its reasonable judgment, is appropriate to prevent, avoid or mitigate injury, danger, or loss; and shall provide the other with notification that is prompt under the circumstances when such Emergency is reasonably expected to have a material effect on the other.

9.2	Response – During an Emergency, each Party shall, without compensation from the other Party, operate its Delivery Facilities so as to implement Emergency procedures of PJM or Dominion. However, neither Party shall be required to take any action, which that Party reasonably considers would cause unsafe conditions or damage to its Delivery Facilities or to facilities owned by its customers. Either Party shall have the right to disconnect from the other Party’s system to protect facilities and persons from harm.

9.3	Records – Each Party shall keep and maintain records of actions taken during an Emergency that may reasonably be expected to impact the other Party’s Delivery Facilities and shall make such records available to the other Party. Either Party shall have the right, during normal business hours, and upon prior reasonable notice to the other Party, to audit each other’s records pertaining to either Party’s performance and/or satisfaction of obligations arising under this Article during the thirty-six month period prior to commencement of the audit. Any audit authorized by this provision shall be performed at the offices where such records are maintained and shall be limited to those portions of such records that relate to obligations under this Article.

ARTICLE 10

INSPECTION AND TESTING

10.1	Routine Inspection – Each Party shall routinely inspect and test its protection equipment and other Delivery Facilities.

10.2	Inspection Prior to Energizing – Before new or modified Delivery Point Facilities are energized for the first time, each Party shall inspect its own Delivery Point Facilities for the purpose of identifying and addressing any functional or safety deficiencies.

10.3	Witness of Inspection – Each Party shall, as appropriate under the circumstances, reasonably inform the other of inspections and tests on its own Delivery Facilities which, if they fail to operate properly, can reasonably be expected to have a material adverse effect on the other Party. Parties shall be permitted to witness the other Party’s inspection and tests of such facilities.

10.4	No Duty to Witness – Each Party has the right, but not the duty, to witness inspection or testing of the other Party’s Delivery Facilities as described in this Article. Neither Party, in its capacity as a witness to inspection or testing, is responsible to the other Party or to any third party for omissions or oversights that may occur during inspections or testing.

ARTICLE 11

MAINTENANCE

Each Party shall maintain its Delivery Facilities in accordance with the PJM Requirements and the provisions of this Agreement.

ARTICLE 12

RIGHTS OF ACCESS

12.1	Routine Entry Upon Mutual Consent – The Parties recognize that performance under this Agreement may require entry by one Party onto property controlled by the other. Except as provided in Section 12.2, such entry shall be made only on mutual consent of the Parties, which consent shall not be unreasonably withheld. The Party gaining entry shall notify the other prior to such entry.

12.2	Emergency Entry – During an Emergency, the Party seeking entry shall make reasonable efforts to notify the other Party, but shall nevertheless be permitted access to the property without prior mutual consent.

12.3	Safety Requirements – When working on property controlled by the other, each Party shall comply, and require its employees, subcontractors, and agents to comply, with:

12.3.1	The other Party’s applicable safety requirements and rules, which each Party shall provide to the other upon request.

12.3.2	All safety and environmental requirements of federal, state, and local laws, rules, regulations, and ordinances, along with accepted industry safety practices.

ARTICLE 13

METERING

13.1	Meter Ownership – Customer may own the metering equipment used for billing. If Customer chooses not to own such metering equipment, Customer shall reimburse Dominion for the cost of the metering equipment. Neither Party shall be required to sell its metering equipment to the other; however, the Parties are not prohibited from entering into an agreement for such sale.

13.2	Capabilities – Metering equipment shall, at a minimum, have the following capabilities.

13.2.1	Metering equipment shall record kWh by 30-minute interval, and shall record kQh by 30-minute interval.

13.2.2	For meters installed on and after the Effective Date, and where practicable for meters substantially modified on or after the Effective Date, such meters shall have remote interrogation capability. Remote interrogation capability shall be retained for meters having such capability as of the Effective Date. The requirement for remote interrogation capability shall be waived for a particular metering application if both Parties agree to forego remote interrogation capability.

13.3	Items Provided by Customer – Customer shall provide the items described below.

13.3.1	When Dominion owns the metering equipment used for billing, Customer shall provide and maintain the following at Customer’s cost:

13.3.1.1	Suitable mounting space for metering and associated devices, including space for communication devices.

13.3.1.2	When metering equipment is within Customer’s substation or otherwise connected to Customer’s equipment, any required conduit for secondary wiring from the instrument transformers to the meter cabinet.

13.3.2	When Dominion owns the metering equipment used for billing, and when such equipment is within Customer’s substation or otherwise connected to Customer’s equipment, Customer shall install at Customer’s cost, the following Dominion-owned equipment.

13.3.2.1	Metering transformers.

13.3.2.2	Metering and instrument cabinets and enclosures.

13.3.2.3	Wiring for the instrument transformers on the primary side, including connection of the wiring.

13.3.3	Subject to Article 12, when Customer owns the metering equipment used for billing, Customer shall provide suitable mounting space and other accommodations for any metering equipment and devices, including communication devices, which Dominion may desire to install for purposes of operating Dominion’s Facilities and check-metering. Customer shall permit Dominion to connect such metering equipment to Customer’s instrument transformers, Customer shall make suitable accommodations to permit such connection, and Customer shall permit Dominion to remotely interrogate the metering used for billing.

13.4	Location of Metering – Unless the Parties mutually agree to other metering locations, metering equipment used for billing shall be as close as practicable to the Delivery Point. When measurement is made at any point other than the Delivery Point, suitable adjustment for losses between the point of measurement and the Delivery Point will be applied to all measurements so made. Where transformation is present at the Delivery Point, the Parties shall, when practicable and cost-effective, place the meters on the secondary side of such transformation, compensated to the Delivery Point.

13.5	Security – Neither Party shall break any seals nor cut or open any locks placed by the other Party on the other Party’s meters. A Party shall not reset or otherwise tamper with meters owned by the other Party. If a Party’s meters support such capability, the other Party shall be permitted access to information as listed below.

13.5.1	Read any visual displays of such meters consistent with the provisions of Article 12.

13.5.2	Have password-protected read-only remote interrogation access to such meters via a permanent Customer-owned communications link.

13.5.3	Receive real-time data from such meters via a permanent Customer-owned communications link as approved by Dominion.

13.6	Meters Not Used for Billing – A Party may place its own metering equipment not used for billing; however such metering equipment shall be installed and operated in a manner that does not adversely impact the accuracy, integrity, and security of the meters used for billing.

13.7	Meter Accuracy – Meter testing requirements and the obligations of the Parties regarding the cost of meter tests shall be as specified in the PJM OATT. Meters used for billing shall be considered accurate if testing determines the recorded usage is within one percent of actual usage. If meters are determined to be inaccurate, the rights and obligations of the Parties regarding rebilling are as specified in the PJM OATT.

13.8	Specifications – Whether provided by Dominion or Customer, all items provided under this Article for Customer billing or for load monitoring, including, without limitation, mounting space, hardware, software, communications devices, and communications links, shall conform to Dominion’s space and performance specifications, as may be modified or updated from time to time. Customer shall, at Customer’s cost, update or modify Customer-owned equipment or software as necessary to conform with updates or modifications to such items in the event and to the extent such modifications are appropriate for Customer billing or for load monitoring. Communications links provided by Customer under this Agreement shall have appropriate protection and isolation equipment as specified by Dominion, including, without limitation, optical isolators, high voltage protection, and surge protection.

ARTICLE 14

BILLING, PAYMENT AND CREDIT

14.1	Dominion’s Cost of Projects – Under all provisions of this Agreement, Dominion’s cost arising from a Project shall include the full cost related to proper and timely completion of the work, including all applicable direct and indirect overheads as the same may be in effect from time to time. For payment amounts which are Contributions in Aid of Construction (CIAC), to the extent that such payments are classified as taxable income to Dominion, the total payment shall be increased or “grossed up” by an amount equal to Dominion’s income tax consequences arising from the CIAC.

14.2	Security – Customer shall only be required to provide to Dominion a security, in a form acceptable to Dominion, that names Dominion as the beneficiary, equal to Dominion’s projected Project cost, in the event Customer does not meet Dominion’s reasonable creditworthiness standards. If Customer provides a security, the following shall apply:

14.2.1	As payments from Customer are received, Dominion shall allow Customer to reduce the level of such security as may be in place, to an appropriate amount equal to Dominion’s estimated remaining Project cost.

14.2.1	If Dominion expects the actual Project cost to exceed its projected cost by more than ten percent, Dominion shall promptly notify Customer, and provide Customer with the reason(s) for the increase. Upon such notice Customer shall, if required by Dominion, increase the security by the increased projected cost.

14.3	Billing – For Project work performed by Dominion for Customer under this Agreement, Dominion shall bill any applicable charges to Customer as provided below. However, any ongoing monthly charges billed by Dominion to Customer pursuant to Appendix B shall be billed in accordance with the procedures and practices applicable to charges under the PJM OATT for transmission service.

14.3.1	For Project work, Dominion shall bill Customer periodically, but not more frequently than monthly, for chargeable amounts accrued to the Project, unless the Parties otherwise agree.

14.3.2	Upon completion of the Project, Dominion shall promptly accumulate its final charges, and shall render a final bill to Customer.

14.4	Payment – Payment for amounts billed pursuant to Section14.3 shall be in accordance with the following. However, any ongoing monthly charges billed by Dominion to Customer pursuant to Appendix B shall be paid in accordance with the procedures and practices applicable to charges under the PJM OATT for transmission service.

14.4.1	Customer shall make payment to Dominion for billed amounts with immediately available funds within thirty (30) days of the date of the invoice. If payment has not been made within such period, the payment shall be considered as overdue.

14.4.2	Interest on overdue amounts shall be calculated at the Interest Rate from the due date of the bill to the date of payment.

14.4.3	If Customer disputes all or part of any bill, Customer shall promptly supply Dominion with a reasonably detailed written explanation of the basis for the dispute. In the event of a billing dispute, Dominion shall continue to perform under this Agreement so long as (i) Customer continues to make all payments not in dispute, and (ii) Customer pays into an independent escrow account for the portion of the invoice in dispute, pending resolution of the dispute; or as an alternative to escrow, Customer pays such amount directly to Dominion and Dominion shall return any portion thereof due Customer upon resolution of the dispute. If an escrow is established, it shall be established by Customer under terms agreeable to Dominion, which agreement shall not be unreasonably withheld. Upon ultimate resolution of the dispute, the prevailing Party shall be entitled to receive the disputed amount, as finally determined to be payable, along with interest accrued at the Interest Rate through the date on which payment is made, within fifteen (15) days of such resolution.

14.4.4	Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

14.5	Cancellation of Project – Upon written notice, Customer may direct Dominion to discontinue work performed for Customer by Dominion pursuant to the terms of this Agreement. In the event of such discontinuance:

14.5.1	Customer shall reimburse Dominion for all costs incurred by Dominion (including costs which Dominion has committed itself to incur) arising from Dominion’s implementation of such Customer request.

14.5.2	Dominion shall to the extent possible, and with Customer’s authorization, cancel any pending orders of, or return, equipment or materials. To the extent Customer has already paid Dominion for equipment and materials that is cancelled or returned pursuant to this section, Dominion shall promptly refund such amounts to Customer, less any cost, including penalties, incurred by Dominion to cancel any pending orders of, or return, such equipment or materials. Dominion may, at its option, retain any portion of such equipment or materials, in which case Dominion shall be responsible for all costs associated with their procurement. If Dominion elects not to retain any portion of such equipment or materials, Dominion shall convey and deliver to Customer such equipment or materials as soon as practicable after Customer’s payment for such equipment or materials.

14.6	Audits – Within two years following a calendar year, during normal business hours, Customer and Dominion shall have the right to audit each other’s accounts and records pertaining to transactions under this Agreement that occurred during such calendar year at the offices where such accounts and records are maintained; provided that the audit shall be limited to those portions of such accounts and records that reasonably relate to the performance of the Parties pursuant to this Agreement for said calendar year. The Party being audited shall be entitled to review the audit report and any supporting materials.

ARTICLE 15

ADMINISTRATIVE COMMITTEE

15.1	Membership – The Parties shall establish an Administrative Committee to administer this Agreement. Each Party shall name one member to the Administrative Committee (the “Member”) and an alternate member (the “Alternate”). Each Party shall promptly notify the other of the name, title, mailing address, and telephone number(s) of the Member and the Alternate, and any changes thereto.

15.2	Authority to Act – The Member and Alternate shall be authorized to act on behalf of the Party regarding all matters within the scope of this Agreement, including making commitments on behalf of the Party consistent with the scope of this Agreement.

15.3	Responsibilities – The Administrative Committee shall coordinate and oversee the implementation and administration of this Agreement. Among its other duties, the Administrative Committee shall maintain an up-to-date Delivery Point Catalog.

15.4	Meeting Schedule – Meetings of the Administrative Committee shall be held at the discretion of the Administrative Committee, but not less than annually unless both Parties affirmatively agree a meeting is not needed.

ARTICLE 16

FORCE MAJEURE

16.1	Force Majeure – An event of Force Majeure means any act of God, labor disturbance, act of the public enemy, war (whether declared or undeclared), insurrection, riot, terrorism, fire, storm or flood, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by a Governmental Authority, or any other cause beyond a Party’s control. A Force Majeure event does not include an act of negligence or intentional wrongdoing. Neither Party shall be considered in default as to any obligation under this Agreement if prevented from fulfilling the obligation due to an event of Force Majeure. Economic hardship of either Party shall not constitute Force Majeure under this Agreement, nor shall anything contained in this paragraph or elsewhere in this Agreement excuse Customer or Dominion from strict compliance with the obligation of the Parties to comply with the terms of Article 14.

16.2	Response to Force Majeure Event – Each Party shall have the obligation to operate at all times using Due Diligence to overcome and remove any cause of failure to perform.

16.3	Expedited Response – If a Party responding to a Force Majeure event has the ability to obtain, for additional expenditures, expedited material deliveries or labor production which would allow a response to the event in a manner that is above and beyond Good Utility

Practice, and such a response could shorten the duration of the Force Majeure event, the Party responding to the event may, at its discretion, present the other Party with the option of funding the expenditures for expediting material deliveries or labor production in an effort to reduce the duration of the event and economic hardship. Each such opportunity shall be negotiated on a case-by-case basis by the Parties.

ARTICLE 17

LIABILITY

17.1	Responsibility of the Parties – Except to the extent of the other Party’s negligence or willful misconduct, each Party shall be responsible for all physical damage to or destruction of the property, equipment and/or facilities owned by it and its Affiliates, regardless of who brings the claim and regardless of who caused the damage, and shall not seek recovery or reimbursement from the other Party for such damage; but in any such case, Dominion and Customer shall exercise Due Diligence to remove the cause of any disability at the earliest practicable time.

17.2	Limitation of Liability – To the fullest extent permitted by law and notwithstanding other provisions of this Agreement, in no event shall a Party, its Affiliates, or any of their respective officers, directors, employees, agents, successors or assigns be liable to the other Party, whether in contract, warranty, tort, negligence, strict liability, or otherwise, for special, indirect, incidental, multiple, consequential (including, without limitation, replacement power costs, lost profits or revenues, and lost business opportunities), or punitive damages, related to or resulting from performance or nonperformance of this Agreement or any activity associated with or arising out of this Agreement.

ARTICLE 18

INDEMNIFICATION

18.1	Customer’s Indemnity of Dominion – Subject to the provisions of Section 18.3, Customer shall indemnify, hold harmless and defend Dominion, its parent, Affiliates, and successors, and their officers, directors, employees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to or death of any person, including Dominion’s employees, Customer’s employees and their Affiliates’ employees, or any third parties, to the extent caused wholly or in part by any negligent or intentional act or omission by Customer or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Customer’s performance or breach of this Agreement, or the exercise by Customer of its rights hereunder.

18.2	Dominion’s Indemnity of Customer – Subject to the provisions of Section 18.3, Dominion shall indemnify, hold harmless and defend Customer, its parent, Affiliates, and successors, and their officers, directors, employees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto reasonable attorneys’ and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to or death of any person, including Customer’s employees, Dominion’s employees and their Affiliates’ employees, or any third parties, to the extent caused wholly or in part by any negligent or intentional act or omission by Dominion or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Dominion’s performance or breach of this Agreement, or the exercise by Dominion of its rights hereunder.

18.3	Notice of Claim – Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim promptly but in any event on or before the tenth (10th) day after the Party’s actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

ARTICLE 19

INSURANCE

19.1	Insurance Required – Each of the Parties agree to maintain, at its own cost and expense, liability, worker’s compensation, and other forms of insurance relating to its Delivery Facilities in the manner, and amounts, and for the duration of the term of this Agreement, as the Parties may, from time-to-time, agree to amend. Each Party may require the other Party to maintain coverage for five years on all policies written on a “claims made” basis. The Parties agree to maintain workers compensation insurance coverage and employers liability insurance in the amount of One Million Dollars (USD1,000,000) per accident and a commercial general liability and if necessary, commercial umbrella or excess liability insurance coverage including contractual liability coverage, and personal injury coverage in the amount of Ten Million Dollars (USD10,000,000) per occurrence for bodily injury and property damage. Either Party may initiate a review the foregoing insurance amounts not more frequently than once every five years. When such review is initiated, the Parties shall, by mutual agreement, which agreement shall not be unreasonably withheld, determine any appropriate adjustments to the types and amounts of insurance.

19.2	Provisions or Endorsements – Every contract of insurance providing the coverage required in this Article shall include provisions or endorsements listed below. Upon a Party’s receipt of any notice of cancellation or non-renewal, that Party shall immediately provide written notice thereof to the other Party.

19.2.1	A provision or endorsement that provides a waiver of subrogation in favor of the other Party and its Affiliates and their directors, officers, and employees.

19.2.2	A provision or endorsement that such policies may not be canceled or nonrenewed without thirty (30) days’ prior written notice to each Party.

19.3	Certificates of Insurance – At least fifteen (15) days prior to the Effective Date and thereafter upon reasonable request, each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

19.3.1	Name of insurance company, policy number and expiration date.

19.3.2	The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy.

19.3.3	A statement indicating that the other Party shall receive at least thirty (30) days’ prior written notice of cancellation or nonrenewal of a policy.

19.3.4	A statement indicating that Dominion and its Affiliates have been named as additional insureds on the general liability and umbrella/excess liability policies.

19.4	Inspection of Original Policy – Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party’s place of business during regular business hours.

19.5	Self-Insurance – Notwithstanding the foregoing, each Party may self-insure to meet the minimum insurance requirements of Article 19 to the extent it maintains a self-insurance program; provided that, such Party’s senior secured debt is rated at investment grade or better by Standard & Poor’s and that its self-insurance program meets the minimum insurance requirements of Article 19. For any period of time that a Party’s senior secured debt is unrated by Standard & Poor’s or is rated at less than investment grade by Standard & Poor’s, such Party shall comply with the insurance requirements applicable to it under Article 19. In the event and to the extent that a Party is permitted to self-insure pursuant to this article, it shall notify the other Party that it meets the requirements to self-insure and that its self-insurance program meets the minimum insurance requirements in a manner consistent with that specified in Article 19.

ARTICLE 20

DISPUTE RESOLUTION

20.1	Submission – In the event either Party has a dispute, or asserts a claim, that arises out of or in connection with this Agreement or its performance, such Party (the “disputing Party”) shall provide the other Party with written notice of the dispute or claim (“Notice of Dispute”). Such dispute or claim shall be referred to a designated senior representative of each Party for resolution on an informal basis as promptly as practicable after receipt of the Notice of Dispute by the other Party. In the event the designated representatives are unable to resolve the claim or dispute through unassisted or assisted negotiations within thirty (30) Calendar Days of the other Party’s receipt of the Notice of Dispute, such claim or dispute may, upon mutual agreement of the Parties, be submitted to arbitration and resolved in accordance with the arbitration procedures set forth below. If a dispute or claim is submitted to arbitration, the arbitration can only be terminated upon mutual agreement of the Parties. In the event the Parties do not agree to submit such claim or dispute to arbitration, each Party may exercise whatever rights and remedies it may have in equity or at law consistent with the terms of this Agreement.

20.2	Technical Issues Arbitrator – With respect to Disputes which the Parties mutually agree are exclusively technical in nature, the Parties may, if they mutually agree, submit such Disputes to a technical issues arbitrator (“TIA”) for final and non-appealable resolution. The TIA, which shall be an individual or firm to be mutually agreed upon by both Parties, shall be an unbiased technical expert in transmission and distribution system design and operational matters.

20.3	External Arbitration Procedures – Any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties. If the Parties fail to agree upon a single arbitrator within ten (10) Calendar Days of the submission of the dispute to arbitration, each Party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within twenty (20) Calendar Days select a third arbitrator to chair the arbitration panel. In either case, the arbitrators shall be knowledgeable in electric utility matters, including electric transmission and bulk power issues, and shall not have any current or past substantial business or financial relationships with any party to the arbitration (except prior arbitration). The arbitrator(s) shall provide each of the Parties an opportunity to be heard and, except as otherwise provided herein, shall conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”) and any applicable FERC regulations or PJM rules; provided, however, in the event of a conflict between the Arbitration Rules and the terms of this Article 20, the terms of this Article 20 shall prevail.

20.4	Arbitration Decisions – Unless otherwise agreed by the Parties, the arbitrator(s) shall render a decision within ninety (90) Calendar Days of appointment and shall notify the Parties in writing of such decision and the reasons therefor. The arbitrator(s) shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to modify or change any provision of this Agreement in any manner. The decision of the arbitrator(s) shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator(s) may be appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the standards set forth in the Federal Arbitration Act or the Administrative Dispute Resolution Act. The final decision of the arbitrator must also be filed with FERC if it affects jurisdictional rates, terms and conditions of service under this Agreement.

20.5	Costs – Each Party shall be responsible for its own costs incurred during the arbitration process and for the following costs, if applicable: (1) the cost of the arbitrator chosen by the Party to sit on the three member panel and one half of the cost of the third arbitrator chosen; or (2) one half the cost of the single arbitrator jointly chosen by the Parties.

ARTICLE 21

DEFAULT AND REMEDIES

21.1	Breach and Default – A Party shall be considered in default of this Agreement (Default) if it fails to cure a Breach in accordance with the terms of this Article 21. A breach (Breach) shall mean the failure of a Party to perform or observe any material term or condition of this Agreement.

21.2	General – No Default shall exist where such failure to discharge an obligation (other than the payment of money) is the result of Force Majeure as defined in this Agreement or the result of an act of omission of the other Party. Upon a Breach, the non-breaching Party shall give written notice of such Breach to the breaching Party. Except as provided in Article 21.3, the breaching Party shall have thirty (30) Calendar Days from receipt of the Default notice within which to cure such Breach; provided however, if such Breach is not capable of cure within thirty (30) Calendar Days, the breaching Party shall commence such cure within thirty (30) Calendar Days after notice and continuously and diligently complete such cure within ninety (90) Calendar Days from receipt of the Default notice; and, if cured within such time, the Breach specified in such notice shall cease to exist.

21.3	Right to Terminate – If a Breach is not cured as provided in this article, or if a Breach is not capable of being cured within the period provided for herein, the non-breaching Party shall have the right to declare a Default and terminate this Agreement by written notice at any time until cure occurs, and be relieved of any further obligation hereunder and, whether or not that Party terminates this Agreement, to recover from the breaching Party all amounts due hereunder, plus all other damages and remedies to which it is entitled at law or in equity. The provisions of this article will survive termination of this Agreement.

ARTICLE 22

ASSIGNMENT AND CHANGE IN CORPORATE IDENTITY

This Agreement may be assigned by either Party only with the written consent of the other; provided that either Party may assign this Agreement without the consent of the other Party to any Affiliate of the assigning Party with an equal or greater credit rating and with the legal authority and operational ability to satisfy the obligations of the assigning Party under this Agreement; and provided further that Customer shall have the right to assign this Agreement, without the consent of Dominion, for collateral security purposes to aid in providing financing for the Customer’s Facilities, provided that Customer shall promptly notify Dominion of any such assignment. Any financing arrangement entered into by Customer pursuant to this article will provide that prior to or upon the exercise of the secured party’s, trustee’s or mortgagee’s assignment rights pursuant to said arrangement, the secured creditor, the trustee or mortgagee shall notify Dominion of the date and particulars of any such exercise of assignment right(s), including providing Dominion with proof that it meets the requirements of Section 14.2 and Article 19. Any attempted assignment that violates this article is void and ineffective. Any assignment under this Agreement shall not relieve a Party of its obligations, nor shall a Party’s obligations be enlarged, in whole or in part, by reason thereof. Where required, consent to assignment shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 23

REPRESENTATIONS AND WARRANTIES

Each Party makes the following representations, warranties and covenants:

23.1	Good Standing – Such Party is duly organized, validly existing and in good standing under the laws of the state in which it is organized, formed, or incorporated, as applicable; that it is qualified to do business in the state or states in which the Delivery Facilities owned by such Party, as applicable, are located; and that it has the corporate power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

23.2	Authority – Such Party has the right, power and authority to enter into this Agreement, to become a party hereto and to perform its obligations hereunder. This Agreement is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is sought in a proceeding in equity or at law).

23.3	No Conflict – The execution, delivery and performance of this Agreement does not violate or conflict with the organizational or formation documents, or bylaws or operating agreement, of such Party, or any judgment, license, permit, order, material agreement or instrument applicable to or binding upon such Party or any of its assets.

23.4	Consent and Approval – Such Party has sought or obtained, or, in accordance with this Agreement shall seek or obtain, each consent, approval, authorization, order, or acceptance by any Governmental Authority in connection with the execution, delivery and performance of this Agreement, and it shall provide to any Governmental Authority notice of any actions under this Agreement that are required by Applicable Laws and Regulations.

ARTICLE 24

CONFIDENTIALITY

24.1	Designation of Confidential Information – Each Party may designate any information relating to its Delivery Facilities provided by that Party to the other Party, whether in writing or orally, as Confidential Information. Notwithstanding the foregoing sentences, Confidential Information shall not include information that the receiving Party can demonstrate is consistent with one of the following classifications:

24.1.1	The information is generally available to the public other than as a result of a disclosure by the receiving Party.

24.1.2	The information was in the lawful possession of the receiving Party on a non-confidential basis before receiving it from the disclosing Party.

24.1.3	The information was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving Party, after due inquiry, was under no obligation to the other Party to keep such information confidential.

24.1.4	The information was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party.

24.1.5	The information is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement.

24.1.6	The information is required, in accordance with other provisions of this Article, to be disclosed to any Governmental Authority or is otherwise required to be disclosed by Applicable Laws and Regulations, or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement, so long as such information is made available to the public.

24.1.7	The Party that designated the information as confidential notified the receiving Party that the information is no longer confidential.

24.2	Maintain Confidentiality – A Party receiving Confidential Information shall keep it confidential and shall use such information solely for the purpose for which it was provided and for no other purpose. A Party holding Confidential Information from the other may make such information available to a third party via appropriate means only to the extent required by law, regulation, or PJM Requirement. A Party disclosing Confidential Information shall provide the other Party with as much notice as reasonably possible before making such information public.

24.3	Reclaiming Confidential Information – The Party receiving Confidential Information shall, within ten (10) days of receipt of a written notice of request from the Party that provided the Confidential Information, use reasonable efforts to destroy, erase, or delete (with such destruction, erasure and deletion certified in writing to the requesting Party) or return, without retaining copies thereof, any and all written or electronic Confidential Information received from the other, subject to applicable regulatory requirements regarding retention of documents; however, such request to destroy, erase, delete, or return Confidential Information shall not be unreasonable with respect to the receiving Party’s legitimate need to use the Confidential Information.

24.4	Requests by FERC – Notwithstanding anything in this Article to the contrary, if the FERC or its staff, during the course of an investigation or otherwise, requests information from one of the Parties that is otherwise required to be maintained in confidence pursuant to this Agreement, the Party shall provide the requested information to the FERC or its staff, within the time provided for in the request for information. In providing the information to the FERC or its staff, the Party may, consistent with 18 C.F.R. § 388.112, request that the information be treated as confidential and non-public by the FERC and its Staff and that the information be withheld from public disclosure. The Party shall notify the other party to the Agreement when it is notified by the FERC or its staff, that a request for disclosure of, or decision to disclose, Confidential Information has been received, at which time either of the Parties may respond before such information would be made public pursuant to 18 C.F.R. § 388.112.

ARTICLE 25

SUBCONTRACTORS

25.1	Use of Subcontractors – Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate; provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

25.2	Hiring Party Maintains Obligations – The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts or omissions of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor.

25.3	Parties Responsibilities to Each Other – The Parties shall each be liable for, indemnify, and hold harmless the other Party, its Affiliates and their officers, directors, employees, agents, servants and assigns from and against any and all claims, demands, or actions from the first-mentioned Party’s subcontractors, and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein.

25.4	No Third-Party Beneficiary – No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

25.5	Responsibility of Customer’s Contractors – To the extent of the responsibility and liability Customer has agreed to assume in Article 17, and to the fullest extent permitted by law, Customer shall require its subcontractors to indemnify and hold harmless and defend Dominion, its parent and Affiliates and their respective officers, directors, employees, agents and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Dominion’s employees, Customer’s employees and their respective Affiliates’ employees, or any other liability incurred by Dominion or its parent or Affiliates including all expenses, legal or otherwise, to the extent caused by any act or omission, negligent or otherwise, by said subcontractor and/or its officers, directors, employees, agents and assigns arising out of or connected with the operation of Dominion and its Affiliates’ or Customer’s and its Affiliates’ facilities, equipment and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

25.6	Responsibility of Dominion’s Contractors – To the extent of the responsibility and liability Dominion has agreed to assume in Article 17, and to the fullest extent permitted by law, Dominion shall require its subcontractors to indemnify and hold harmless and defend Customer, its parent and Affiliates and their respective officers, directors, employees, agents and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Dominion’s employees, Customer’s employees and their respective Affiliates’ employees, or any other liability incurred by Customer or its parent or Affiliates including all expenses, legal or otherwise, to the extent caused by any act or omission, negligent or otherwise, by said subcontractor and/or its officers, directors, employees, agents and assigns arising out of or connected with the operation of Dominion’s and its Affiliates’ or Customer’s and its Affiliates’ facilities, equipment and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

25.7	Contractor’s Insurance Limits – The obligations under this Article shall not be limited in any way by any limitation on subcontractor’s insurance.

25.8	Insurance Required by Law – All subcontractors shall comply with all federal and state laws regarding insurance requirements and shall maintain standard and ordinary insurance coverages.

ARTICLE 26

AGREEMENT CONSTRUCTION

26.1	Entire Agreement – This Agreement shall constitute the entire agreement between the Parties relating to the subject matter hereof, and all previous agreements, discussions, communications, and correspondence with respect to the subject matter hereof not set forth in this Agreement are of no force and effect.

26.2	Severability – In the event that any clause or provision of this Agreement or any part hereof shall be held to be invalid, void, or unenforceable by any court or Governmental Authority of competent jurisdiction, said holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the Parties shall endeavor in good faith to replace such invalid or unenforceable provisions with a valid and enforceable provision which achieves the purposes intended by the Parties to the greatest extent permitted by law.

26.3	Forms of Words – All words and phrases defined in Article 1 shall include their masculine, feminine, neuter, possessive, singular, and plural forms.

26.4	Headings Not to Affect Meaning – The Article and section headings herein are inserted for convenience only and are not to be construed as part of the terms hereof or used in the interpretation of this Agreement.

26.5	Burden of Proof – In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

26.6	Counterparts – This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

ARTICLE 27

MISCELLANEOUS PROVISIONS

27.1	Safety and Environmental Requirements – Each Party shall comply, and require its employees, subcontractors, and agents to comply, with all safety and environmental requirements of federal, state, and local laws, rules, regulations, and ordinances, along with accepted industry safety practices.

27.2	Applicable Law – This Agreement is made subject to present and future state and federal laws, regulations, or orders properly issued by any Governmental Authority having jurisdiction. This Agreement shall be interpreted pursuant to the laws of the Commonwealth of Virginia, the Federal Power Act, and any Governmental Authority having jurisdiction over the particular matter.

27.3	Several Obligations – Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or to impose a trust or partnership duty, obligation or liability or agency relationship on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

27.4	No Waiver of Rights – No failure or delay on the part of Dominion or Customer in exercising any of its rights under this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. Any waiver shall be effective only by a written instrument signed by the Party granting such waiver, and such shall not operate as a waiver of, or continuing waiver with respect to any subsequent failure to comply therewith.

27.5	No Rights to Others – Nothing in this Agreement, express or implied, is intended to confer on any other person except the Parties any rights, interests, obligations or remedies hereunder.

27.6	Supporting Documents – The Parties agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. The Parties agree to cooperate and assist each other in acquiring any regulatory approval necessary to effectuate this Agreement.

27.7	Parties Are Independent Contractors – Each Party shall act as an independent contractor with respect to its performance under this Agreement.

27.8	Computation of Time – In computing any period of time prescribed in terms of the number of days, the day following the day upon which the act or event occurred shall be counted as the first day when determining the number of days elapsed. If the last day of the period so computed falls on a day that is not a normal business day for Dominion, the period shall run until Dominion’s close of business on the next day that is a normal business day for Dominion.

27.9	Notices – Except as may be otherwise described in this Agreement, notices from one Party to the other shall be sent to the Administrative Committee Member, with a copy to the Alternate, at the last addresses communicated pursuant to Article 15. Notice shall be sent via United States Mail with a return receipt, or if time is of the essence, by overnight delivery utilizing a courier service generally recognized in the industry for a high standard of service, and shall be deemed given on the date of acceptance or refusal of acceptance on the receipt.

27.10	Additional Provisions – Any additional terms and conditions as may be set forth in Appendix C shall be incorporated into, and made a part of, this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officials.

Virginia Electric and Power Company

By:	/s/ John D. Smatlak
Printed Name:	John D. Smatlak
Title:	Managing Director – Electric Transmission
Date:	05-18-05

Old Dominion Electric Cooperative

By:	/s/ Greg White
Printed Name:	Greg White
Title:	Senior Vice-President of Power Supply
Date:	05-12-2005

APPENDIX A

REQUEST/NOTIFICATION FOR

CHANGES IMPACTING DOMINION’S FACILITIES

Customer shall initiate requests to install, modify, or remove Dominion Facilities, or to modify the capacity or characteristics required at a Delivery Point, or to discontinue the delivery of electricity to a Delivery Point, in writing using the Request/Notification for Changes Impacting Dominion Facilities form included in this Appendix A (the “Request Form”). Customer shall also submit a Request Form when making changes to Customer’s Facilities that are reasonably anticipated to (i) lead to a modification to Dominion’s Facilities or (ii) impact the operation of Dominion’s Facilities.

The Request Form shall be submitted by Customer as soon as useful information is available. As additional or updated information becomes available, Customer shall make timely submission of a revised Request Form. For Request Forms submitted with notations of “(E)” or “TBD by [date]” as described below, the Parties shall determine a schedule for the provision of complete and final information.

1.	Customer shall, in accordance with the following requirements, provide, on a timely basis, information that is complete and accurate. On every Request Form submitted, each blank (including items such as “Additional Comments” and “Other Milestones”) shall contain one of the following entries:

1.1.	The firm (e.g., final) information.

1.2.	If no information is appropriate for a given item, the entry “N/A.”

1.3.	An entry as further described below:

1.3.1.	In Sections II, III, and IV, an entry initially marked as “(E).” Such entries shall be revised with firm information as soon as it is available. If the “Requested Date to Energize” in Section IV is initially marked as (E), then the firm date ultimately supplied for “Requested Date to Energize” shall be on or after the estimated date unless an earlier firm date for “Requested Date to Energize” is mutually agreed-upon prior to submission of a revised request form.

1.3.2.	In Section III, an entry may be “TBD by [date].” Additionally, each of the Required Attachments of Section III shall be provided, or shall be substituted by a page bearing the attachment description and the date by which the attachment shall be provided.

2.	Upon receiving a request, Dominion shall evaluate such request within its ordinary course of business and consistent with the PJM Requirements. The evaluation may include the investigation of alternate solutions to accommodating Customer’s needs. Customer to reasonably assist Dominion’s evaluation, including, without limitation, the provision of additional information and participation in a cooperative review and exploration of the request and its alternatives. Dominion shall not be required to complete such evaluation until a reasonable time after the Customer has supplied all information as firm information.

3.	Upon concluding its evaluation, Dominion shall provide a written response approving the request, approving the request with modifications, or denying the request. Any modification or denial shall not be unreasonable and shall be accompanied by the reasoning for such determination. In the event of approval or modified approval, the response shall describe, consistent with the Agreement, any required construction or modifications by the Parties, any estimated Project costs, cost responsibilities between the Parties, and other actions the Parties must take to implement the request in its approved form.

4.	Nothing in this Appendix shall be construed as modifying the provisions of Section 6.6 of the Agreement of which this Appendix is a part.

5.	Requests shall be made using the form shown below (the “Request Form”) or an electronic version thereof as may be provided by Dominion.

REQUEST/NOTIFICATION FOR

CHANGES IMPACTING DOMINION FACILITIES

SECTION I – GENERAL	Date: / / 20	Revision No.:

Requestor Name:

Requestor Address:

Name of Contact Person:

Contact’s Phone:	Contact’s Cell:

Contact’s Fax:	Contact’s Email:

Signature below authorizes Dominion to proceed with design, engineering, and estimation of Project cost as appropriate for Dominion to evaluate and respond to this request. This authorization is pursuant and subject to all terms and conditions of the Agreement of which this Appendix is a part.

Authorizing Signature:	Auth. Date:

Printed Name:	Phone:

Title:

SECTION II – DESCRIPTION OF REQUEST

Name of Delivery Point:
Brief Description of Request:
(attach detail)

Brief Reasoning for Request:
(attach detail)

Delivery Point Location:
(attach detail if DP is new)

Noteworthy Load Characteristics:
(large motors, large fluctuating loads, large harmonic-producing loads, etc.)

PRESENT DELIVERY POINT DATA:

Present Delivery Point Voltage:

Present Maximum kVA Capacity of Delivery Point Facilities:

Present Summer Peak kW Demand:	Present Summer Peak kVAR Demand:
Present Winter Peak kW Demand:	Present Winter Peak kVAR Demand:

ANTICIPATED NEW DELIVERY POINT FACILITIES DATA:

New Delivery Point Voltage:

New Peak kVA Capacity of Delivery Point Facilities:

Peak kW and rkVA During First Three Years Following Implementation and Highest Peak Within Ten Years:

	Initial Year:	Second Year:	Third Year:	Highest in First Ten Years:
Enter Year è
Summer Peak kW:
Summer Peak rkVA:
Winter Peak kW:
Winter Peak rkVA:

Delivery Point Facilities Route:
(attach detail if new line extension is
involved)

Additional Comments:

SECTION III – CUSTOMER’S EQUIPMENT

Transformer Primary Voltage:	______________________	Transformer Secondary Voltage:

Transformer Nameplate Capacity:	__________________________________________	Temperature Rise:

Transformer Taps:

Connection (e.g. Wye-Wye):

Transformer Impedance:

Isolation Device Type and Rating:

Protection Device Type and Rating:

Required Attachments:	[1] One-line diagram [2] Transformer test report [3] Transformer loss curve [4] Operating procedures description [5] Protection scheme functional diagram [6] Protection Device information (including device types, serial and model numbers, relay settings, etc.)

SECTION IV – TIMING

Request included in Customer’s planning documents submitted to Dominion on:

Most Recent Submission:	Second Most Recent Submission:

Expected Date Customer’s Construction to Commence:
Expected Completion Date of Customer Work:
Date Requested for Dominion Construction to Commence:

Requested Completion Date of Dominion Work (De-energized):
Requested Date to Energize: (See Note)

Other Milestones:

NOTE: If the “Requested Date to Energize” is marked as (E), then the firm date ultimately supplied must be on or after the estimated date, unless an earlier firm date is mutually agreed-upon prior to submission of the revised request form.

(E) = Estimated

N/A = Not Available

TBD = To Be Determined

APPENDIX B

EXCESS FACILITIES

1.	APPLICABILITY

Upon request of Customer, Dominion may provide, in accordance with this Appendix B, Dominion Facilities that are in excess to those typically specified by Dominion to meet its normal service obligations under the Agreement to which this Appendix is a part. Dominion shall not be required to install, own, operate, or maintain any excess Dominion Facilities that Dominion, considers contrary to Good Utility Practice. In addition to the terms and conditions contained in the Agreement, the provisions of this Appendix apply to excess Delivery Facilities installed by Dominion.

2.	DEFINITIONS

In addition to the words and phrases defined in the Agreement under Article 1, the following definitions shall apply to this Appendix. Such definitions are to be equally applicable to both the singular and the plural forms of the terms defined, and to the possessive and non-possessive forms.

2.1.	Distribution and Substation Facilities – shall mean those Dominion Facilities booked by Dominion to FERC Accounts 360 through 373.

2.2.	New Installed Cost – shall mean the present-day cost, pursuant to Section 14.1 of the Agreement, to install the subject facilities.

2.3.	Transmission Facilities – shall mean those Dominion Facilities booked by Dominion to FERC Accounts 350 through 359.

3.	RATE

3.1.	The following charges apply to excess Dominion Facilities where Customer made no advance payment of the installed cost of the excess Dominion Facilities. This provision is closed to new installations made on and after May 1, 2005.

3.1.1.	Distribution and Substation Facilities

Customer shall pay a continuing monthly facilities charge equal to 1.73% of the estimated New Installed Cost of all excess Distribution and Substation Facilities provided by Dominion.

3.1.2.	Transmission Facilities

Customer shall pay a continuing monthly facilities charge equal to 1.44% of the estimated New Installed Cost of all excess Transmission Facilities provided by Dominion.

3.2.	The following charges apply to excess Dominion Facilities where Customer makes an advance payment of the installed cost of the excess Dominion Facilities.

3.2.1.	Distribution and Substation Facilities

Customer shall pay to Dominion [a] a one-time facilities charge equal to the estimated New Installed Cost of all excess Distribution and Substation Facilities provided by Dominion plus [b] a continuing monthly facilities charge equal to 0.57% of the estimated New Installed Cost of all excess Distribution and Substation Facilities provided by Dominion.

3.2.2.	Transmission Facilities

Customer shall pay to Dominion [a] a one-time facilities charge equal to the estimated New Installed Cost of all excess Transmission Facilities provided by Dominion, plus [b] a continuing monthly facilities charge equal to 0.47% of the estimated New Installed Cost of all excess Transmission Facilities provided by Dominion.

4.	TERMS AND CONDITIONS

4.1.	Dominion may change Dominion’s Facilities at its convenience so long as the utility derived by Customer from such facilities is equivalent or superior, and the charge to Customer is unaffected. Customer will be notified of such change, as reasonable under the circumstances, prior to its implementation.

4.2.	In addition to the charges pursuant to Section 3, any rearrangement costs as may be incurred by Dominion in preparing existing Dominion Facilities to accommodate excess Dominion Facilities shall be charged to Customer as a one-time charge. Such rearrangement costs shall not be included in the New Installed Cost.

4.3.	For changes to excess Dominion Facilities (including removal or abandonment) due to the request of Customer, due to the expiration or revocation of a permit for land use, due to other loss of land rights, or due to actions of a Governmental Authority, the following provisions shall apply:

4.3.1.	For excess Dominion Facilities removed, the New Installed Cost used to calculate the monthly facilities charge pursuant to Section 3 of this Appendix shall be reduced by the original installed cost of the excess Dominion Facilities. If the original installed cost cannot be determined from actual records, the original installed cost shall be estimated by applying the Handy-Whitman Index to the New Installed Cost.

4.3.2.	For excess Dominion Facilities added, the Customer charges pursuant to Section 3 of this Appendix shall be applied to the estimated New Installed Cost of such added excess Dominion Facilities.

4.3.3.	Customer shall pay Dominion’s Project cost, which shall be net of scrap and salvage, for performing all installation, rearrangement, abandonment, and removal work; however, the Customer charge determined pursuant to this provision shall not include any amounts paid by Customer pursuant to Section 4.3.2 and the total charge pursuant to this Section 4.3.3 shall not be less than zero.

4.3.4.	For excess Dominion Facilities removed or abandoned, Customer shall pay the depreciated New Installed Cost of such excess Dominion Facilities; however, if Customer has previously paid the New Installed Cost pursuant to Section 3 of this Appendix, this charge shall not apply.

4.3.5.	For Dominion Facilities shared with other customers, Customer’s charges under this Section 4.3 shall be calculated based on that portion of the Dominion Facilities which are charged to Customer under this Appendix as excess Dominion Facilities.

4.4.	In no case shall Dominion be required to install, own, or operate Dominion Facilities that are inconsistent with Dominion’s construction, engineering, and safety standards.

APPENDIX C

ADDITIONAL PROVISIONS

The following charges for Excess Facilities shall be charged to Customer pursuant to Appendix B:

Delivery Point	Type of Excess Facilities	Monthly Rate	Monthly Charge
B-A-R-C Electric Cooperative
Bustleburg	Data pulse	1.73%	$14.86
Callaghan	Data pulse	1.73%	$14.86
Cornwall	Data pulse	1.73%	$14.86
Effinger	Data pulse	1.44%	$9.87
Fairfield	Data pulse	1.73%	$11.89
Fordwick	Data pulse	1.73%	$14.86
Goshen	Data pulse	1.73%	$14.86
Lexington	Data pulse	1.73%	$14.86

Mecklenburg Electric Cooperative
Barnes Junction (aka DC Jackson)	Data pulse	1.44%	$14.60
Beechwood	Data pulse	1.44%	$11.56
Belfield	Data pulse	1.44%	$12.37
Black Branch	Data pulse	1.44%	$14.60
Boydton	Data pulse	1.44%	$11.56
Brinks	Data pulse	1.44%	$11.56
Clarksville	Data pulse	1.44%	$11.56
Climax	Data pulse	1.44%	$13.33
Crystal Hill 2	Data pulse	1.44%	$12.37
Emporia	Data pulse	1.44%	$11.56
Freeman	Data pulse	1.44%	$11.56
Gasburg	Data pulse	1.44%	$16.72
Gretna	Data pulse	1.44%	$13.33
Grit	Data pulse	1.44%	$13.33
Hickory Grove	Data pulse	1.44%	$16.72
Huber	Data pulse	1.44%	$9.89
Jones Store	Data pulse	1.44%	$14.60
Kerr	Data pulse	1.44%	$16.72
Mt. Airy	Data pulse	1.44%	$13.33
Northview	Data pulse	1.44%	$11.56
Omega	Data pulse	1.44%	$11.56
Shockoe	Data pulse	1.44%	$13.33

Delivery Point	Type of Excess Facilities	Monthly Rate	Monthly Charge
Northern Neck Electric Cooperative
Garner	Data pulse	1.44%	$16.72
Oak Grove	Data pulse	1.73%	$17.73
Office Hall	Data pulse	1.73%	$14.86
Passapatanzy (aka Lee)	Data pulse	1.73%	$14.86
Sanders	Data pulse	1.73%	$20.08

Northern Virginia Electric Cooperative
Arcola	Data pulse	1.44%	$11.33
Bethel	Data pulse	1.44%	$9.92
Cardinal	Totalized Metering	1.44%	$61.19
Catharpin	Data pulse	1.44%	$9.92
Country Club	Data pulse	1.44%	$8.38
Club Run 2	Totalized Metering	1.44%	$26.57
Godwin 1	Alternate Circuits	1.44%	$370.31
Herndon	Data pulse	1.73%	$11.89
Hillsboro	Totalized Metering and Data Pulses	1.73%	$1,079.54
Independent Hill	Data pulse	1.44%	$9.92
Johnson 3	Data pulse	1.44%	$35.41
Lindendale	Totalized Metering	1.44%	$61.19
Middleton	Data pulse	1.73%	$11.92
Minnieville 1	Data pulse	1.44%	$9.92
Moore	Data pulse	1.73%	$10.06
Smoketown	Totalized Metering	1.44%	$61.19
Sowego 2	Data pulse	1.73%	$11.92
Wellington	Data pulse	1.44%	$8.38

Prince George Electric Cooperative
Bakers Pond	Data pulse	1.73%	$16.02
Garysville	Data pulse	1.73%	$16.02
Prince George	Data pulse	1.73%	$16.02
Wakefield	Data pulse	1.73%	$16.02
Waverly 2	Data pulse	1.44%	$9.87

Rappahannock Electric Cooperative
Bear Island	Data Pulse	1.44%	$10.97
Brandy	Data pulse	1.44%	$11.65
Clancie	Data pulse	1.73%	$15.63
Culpeper No. 1	Data pulse	1.73%	$10.24
Decapolis	Data pulse	1.73%	$10.24
Goldmine	Data pulse	1.73%	$10.42
Greenwood	Data pulse	1.44%	$8.67
Kings Dominion	Data pulse	1.44%	$8.67
Locust Grove	Data pulse	1.73%	$18.32
Mitchell	Data pulse	1.44%	$9.89

Delivery Point	Type of Excess Facilities	Monthly Rate	Monthly Charge
North Doswell	Data pulse	1.44%	$13.33
Oak Shade	Data pulse	1.73%	$10.42
Paytes	Data pulse	1.73%	$10.42
Proffit	Data pulse	1.44%	$9.66
Slabtown	Data pulse	1.44%	$8.67
Unionville	Data pulse	1.73%	$10.42
Warrenton	Data pulse	1.73%	$10.42
Wilderness	Data pulse	1.73%	$9.66

Shenandoah Valley Electric Cooperative
Barterbrook	Data pulse	1.44%	$9.89
Brands	Data pulse	1.44%	$7.19
Cold Springs	Data pulse	1.73%	$10.42
Columbia Furnace	Data pulse	1.73%	$10.42
Crimora	Data pulse	1.73%	$10.42
Dayton	Data pulse	1.44%	$5.95
Gardner Springs	Data pulse	1.73%	$10.42
Mt. Jackson	Data pulse	1.73%	$8.64
North River	Data pulse	1.44%	$7.19
Timberville	Data pulse	1.44%	$7.19
Trimbles Mill	Data pulse	1.44%	$7.19
Woodstock	Data pulse	1.73%	$10.42

Southside Electric Cooperative
Altavista	Data pulse	1.73%	$13.89
Amelia	Data pulse	1.73%	$13.89
Center Star	Data pulse	1.73%	$16.02
Cherry Hill	Data pulse	1.73%	$16.02
Danieltown	Data pulse	1.44%	$11.56
Drakes Branch	Data pulse	1.73%	$13.89
Evergreen	Data pulse	1.73%	$13.89
Fort Pickett	Data pulse	1.44%	$11.56
Gary	Data pulse	1.44%	$11.56
Gladys	Data pulse	1.44%	$11.56
Hooper	Data pulse	1.44%	$11.56
Madisonville	Data pulse	1.73%	$13.89
Martins	Data pulse	1.44%	$11.56
Moran	Data pulse	1.44%	$11.56
Nutbush	Data pulse	1.44%	$11.56
Pointon	Data pulse	1.73%	$13.89
Reams 2	Data pulse	1.73%	$16.02
Redhouse	Data pulse	1.44%	$11.56
Stoddert	Data pulse	1.73%	$13.89
Victoria	Data pulse	1.44%	$9.89

APPENDIX D

MEMBERS OF

OLD DOMINION ELECTRIC COOPERATIVE

CONNECTED TO DOMINION’S FACILITIES

B-A-R-C Electric Cooperative

Community Electric Cooperative

Mecklenberg Electric Cooperative

Northern Neck Electric Cooperative

Northern Virginia Electric Cooperative

Prince George Electric Cooperative

Rappahannock Electric Cooperative

Shenandoah Valley Electric Cooperative

Southside Electric Cooperative